Exhibit 99.1

FOR IMMEDIATE RELEASE	For more information, contact:
Deborah Johnson, 602.957.9779
WalshCOMM
GameTech Announces New Director, Richard Irvine
RENO, Nev., (Sept. 1, 2005) — GameTech International, Inc. (Nasdaq: GMTC), a leading supplier of electronic bingo equipment, today announced that Richard Irvine has been appointed to its Board of Directors.
The announcement was made by GameTech president and CEO, Jay Meilstrup, who stated, “We are pleased to welcome Rich to our Board of Directors. Rich has intimate knowledge of our company and its history, which is invaluable in planning for the future. Rich is a master in taking an already successful company to new heights and we welcome the breadth and depth of his experience in this arena.”
Irvine, who recently retired as senior vice president of sales in North America for Bally Gaming and Systems, Inc., has twenty years experience in the gaming industry. He began his career in the gaming industry with International Game Technology, Inc. where he served as executive vice president of sales and marketing. Irvine was previously employed by GameTech from 1999 to 2001, first as chief operating officer and subsequently as executive vice president of planning and development. His other gaming industry experience includes Mikohn Gaming Corporation, where he served as president and chief operating officer, A.C. Coin and Slot, where he served as vice president of sales, and Boomtown, Inc., where he served as vice president of marketing and entertainment.
Irvine has long been involved in the entertainment industry, including positions with Walt Disney Productions, where he served as vice president of marketing for west coast attractions, COO of Straight Arrow Productions, and Aurora Productions, an independent film company that he co-founded. Irvine currently serves on the board of directors of Las Vegas Gaming, Inc. and National Lampoon.
GameTech International, Inc. is a leading supplier of a comprehensive line of electronic bingo equipment, including hand-held bingo units, fixed-base units and turnkey accounting and management software. The Company supports its bingo operator customers with products it believes increase play, revenues and profits, and software customized to enhance management and operations, all backed by unparalleled customer service and support.
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